EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

The following are the wholly-owned subsidiaries of Charys Holding Company, Inc.:

     1.   Method  IQ,  Inc.,  a  Georgia  corporation.
     2.   Personnel  Resources  of  Georgia,  Inc.,  a  Georgia  corporation.
     3.   Ayin  Tower  Management  Services,  Inc.,  a  Delaware  corporation.
     4.   Viasys  Services,  Inc.,  a  Florida  corporation.
     5.   Viasys  Network  Services,  Inc.,  a  Florida  corporation.
     6.   CCI  Telecom,  Inc.,  a  Nevada  corporation.
     7.   Charys  Technology  Group  Inc.,  a  Georgia  corporation.

Viasys Services, Inc. has one wholly-owned subsidiary, VSI Real Estate Holdings, Inc., a Florida corporation.

CCI Telecom, Inc. has three active wholly-owned subsidiaries, Contemporary Constructors, Inc., a Texas corporation, Berkshire Wireless, Inc., a Massachusetts corporation, and Integrated Solutions, Inc., a Texas corporation, and four inactive wholly-owned subsidiaries, CCI Contemporaneo Internacional, C. A., a Venezuelan corporation, CCI-Chile S. A., a Chilean corporation, CDR Do Brazil Ltda, a Brazilian corporation, and Contemporary Constructors
International  de  Mexico,  S.A.  de  C.V.,  a  Mexican  corporation.